Exhibit 23.1

CONSENT OF KRONICK KALADA BERDY & CO., P.C.

CONSENT OF INDEPENDENT AUDITORS

As independent auditors, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 by Sun Bancorp, Inc. regarding the Sun Bancorp, Inc. 401(k) Plan (the “Plan”) of our report dated June 21, 2002, relating to the statement of net assets available for benefits as of December 31, 2001 and the statement of changes in net assets available for benefits for the year ended December 31, 2001, which report appears in the December  31, 2001 annual report on Form 11-K of the Plan

/s/ Kronick Kalada Berdy & Co.

Kingston, Pennsylvania
June 28, 2003